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Meritor Reports Third-Quarter Fiscal Year 2015 Results

Adjusted EBITDA Margin Up 120 Basis Points Year-Over-Year to 9.6 Percent

TROY, Mich. (July 29, 2015)  ̶ Meritor, Inc. (NYSE: MTOR) today reported financial results for its third fiscal quarter ended June 30, 2015.

Third-Quarter Highlights

•	Sales were $909 million, down $70 million, or 7 percent, from the same period last year.

•
Net income attributable to Meritor on a GAAP basis was $13 million, compared with $234 million in the same period last year. Net income a year ago included $209 million from the antitrust settlement with Eaton Corporation.

•	Net income from continuing operations was $15 million, or $0.15 per diluted share, compared with $237 million, or $2.34 per diluted share, in the prior year.

•	Adjusted net income from continuing operations was $41 million, or adjusted diluted earnings per share of $0.41, compared with $29 million, or $0.29, in the prior year.

•	Adjusted EBITDA was $87 million, compared with $82 million in the prior year.

•	Adjusted EBITDA margin was 9.6 percent, compared with 8.4 percent in the third quarter of fiscal year 2014.

•	Free cash flow was $71 million, flat relative to the same period last year.

•	Meritor repurchased $18 million of equity and equity-linked notes in the third quarter as part of its $210 million repurchase program.

Third-Quarter Results
For the third quarter of fiscal year 2015, Meritor posted sales of $909 million, down $70 million, or 7 percent, from the same period last year. This decrease was due to currency exchange rate declines in Europe and Brazil against the U.S. dollar. When adjusted for the impact of foreign currency, sales for the period increased 1 percent from a year ago.
Net income from continuing operations on a GAAP basis was $15 million, or $0.15 per diluted share, compared with $237 million, or $2.34 per diluted share, in the prior year.
Adjusted net income from continuing operations in the third quarter was $41 million, or adjusted per diluted earnings per share of $0.41, compared with $29 million, or adjusted per diluted earnings per share of $0.29, in the prior year.
Adjusted EBITDA was $87 million, compared with $82 million in the third quarter of fiscal year 2014. Adjusted EBITDA margin for the third quarter of fiscal year 2015 was 9.6 percent, compared with 8.4 percent in the same period last year. The improvements in Adjusted EBITDA and Adjusted EBITDA margin were driven primarily by material, labor and burden performance and pricing actions, which more than offset the impact of lower revenue.
Free cash flow from operating activities in the third quarter of fiscal year 2015 was $71 million, flat relative to the same period last year.

Third-Quarter Segment Results
Commercial Truck & Industrial sales were $705 million, down $56 million, or 7 percent, compared with the same period last year. Revenue was unfavorably impacted by the strengthening U.S. dollar against most currencies - especially the euro and the Brazilian real. Higher truck production in North America, driven by a strong Class 8 market, offset lower production in South America and China.
Segment EBITDA for the Commercial Truck & Industrial segment was $58 million for the quarter, up $3 million from the third quarter of fiscal year 2014. Segment EBITDA margin was 8.2 percent, up 1 percentage point from the same period last year. Strong material and operational performance and pricing actions more than offset the impact of lower revenue.

The Aftermarket & Trailer segment posted sales of $233 million, down 8 percent from the same period last year. The unfavorable impact of the strengthening U.S. dollar against the euro drove lower revenue in the company’s Aftermarket business in Europe. Segment EBITDA for Aftermarket & Trailer was $31 million, compared with $28 million in the third quarter of fiscal year 2014. Segment EBITDA margin was 13.3 percent, up 2.2 percentage points from the same period last year. The increases in Segment EBITDA and Segment EBITDA margin were attributable to net material, labor and burden performance and pricing actions that were executed during the last year.

Balance Sheet Actions
Meritor enhanced its financial flexibility with capital market transactions completed in the third quarter of fiscal year 2015. The company issued an additional $225 million of its existing 6.25 percent notes due 2024. Net proceeds financed the repurchase of $85 million aggregate principal amount at maturity of its 7.875 percent convertible notes due 2026. As a result of this transaction, the dilution impact of these convertible notes has been reduced. The company also expects to use proceeds from the offering to fund the purchase of an annuity in the fourth quarter to satisfy its obligations under German pension plans for its employees.
In the quarter, Meritor repurchased 1.1 million common shares using $14 million of cash and also repurchased $4 million of its 4 percent convertible notes due 2027. As of June 30, the company has repurchased $49 million of equity and equity-linked notes and is on track to complete the program by the end of fiscal 2016.

New Business Win with PACCAR
Meritor announced that it has secured standard product positioning with PACCAR for front axles in North America. In January 2015, the company announced an agreement with PACCAR for preferred positioning on rear axles in North America and Australia.
“We are excited to continue building our relationship with PACCAR in such a significant way,” said Jay Craig, CEO and President of Meritor. “The Meritor team remains fully committed to delivering industry-leading products to support PACCAR in building great trucks.”

Outlook for Fiscal Year 2015
The company’s guidance for fiscal year 2015 is as follows:

•	Revenue will be in the range of $3.50 billion to $3.55 billion, unchanged from prior guidance.

•	Adjusted EBITDA margin of approximately 9.3 percent, as compared with prior guidance of 9.0 percent to 9.2 percent.

•	Adjusted diluted earnings per share from continuing operations will range from $1.40 to $1.50, as compared with prior guidance of $1.30 to $1.40.

•	Effective income tax rate of approximately 15 percent remains unchanged from the prior estimate.

•
Free cash flow to be approximately $110 million, up from previous guidance of approximately $100 million, excluding the potential impact of the company’s planned buyout of its German pension liability.

Meritor anticipates the following assumptions for the entire company:

•	Capital expenditures of approximately $80 million, compared with the prior estimated range of $80 million to $90 million.

•	Interest expense in the range of $80 million to $85 million remains unchanged, excluding the loss on debt extinguishment from the capital market transactions executed during the third quarter.

•	Cash interest in the range of $65 million to $70 million remains unchanged.
“We believe our performance in fiscal year 2015 demonstrates our commitment to meet or exceed our financial objectives,” Craig said. “We’re confident that execution of our M2016 strategy positions us well to continue generating enhanced shareholder value.”

Third-Quarter Fiscal Year 2015 Conference Call
Meritor will host a conference call and webcast to discuss the company’s third-quarter results for fiscal year 2015 on Wednesday, July 29, 2015, at 9 a.m. ET. To participate, call 617-213-4865, 10 minutes prior to the start of the call. Please reference passcode 82851508 when registering. Investors can also listen to the conference call in real time or access a recording of the call for seven days after the event by visiting the investor page on www.meritor.com.
A replay of the call will be available starting at 1 p.m. ET on July 29, until 11:59 p.m. ET on Aug. 5, by calling (888) 286-8010 (within the United States) or (617) 801-6888 for international calls. Please refer to replay passcode 12130332. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the home page or the investor page.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of more than 9,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 18 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

Forward-Looking Statement
This release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reduced production for certain military programs and our ability to secure new military programs as our primary military program winds down; reliance on major original equipment manufacturer (“OEM”) customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto, in the event one or more countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); rising costs of pension and other postemployment benefits; the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; possible changes in accounting rules; and other substantial costs, risks and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the company with the SEC. See also the following portions of our Annual Report on Form 10-K for the year ended September 30, 2014, as amended: Item 1.Business, “Customers; Sales and Marketing”; “Competition”; “Raw Materials and Supplies”; “Employees”; “Environmental Matters”; “International Operations”; and “Seasonality; Cyclicality”; Item 1A.Risk Factors; Item 3.Legal Proceedings; and Item 7.Management’s Discussion and Analysis of Financial Condition and Results of Operations. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding non-GAAP financial measures. These non-GAAP financial measures include adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations, Adjusted EBITDA, Adjusted EBITDA margin, Free cash flow, and net debt.
Adjusted income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by consolidated sales from continuing operations. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures. Net debt including retirement liabilities is defined as total debt plus pension assets, pension liability, retiree medical liability and other retirement benefits less cash and cash equivalents.
Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA, Adjusted EBITDA margin and Adjusted diluted earnings (loss) per share from continuing operations are meaningful measures of performance as they are commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. Management believes that Free cash flow is useful in analyzing our ability to service and repay debt and return value directly to shareholders. Net debt, including retirement liabilities, is a specific financial measure which is part of our three-year plan, M2016, to reduce debt and other balance sheet liabilities.

Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to repay debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses.
These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.
Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Segment EBITDA and EBITDA Margins
Segment EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense and asset impairment charges. We use Segment EBITDA as the primary basis for the Chief Operating Decision Maker to evaluate the performance of each of our reportable segments. Segment EBITDA margin is defined as Segment EBITDA divided by consolidated sales from continuing operations.

MERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2015	2014 (1)	2015	2014 (1)
Sales	$909	$979	$2,652	$2,833
Cost of sales	(785)	(855)	(2,298)	(2,486)
GROSS MARGIN	124	124	354	347
Selling, general and administrative	(65)	(53)	(187)	(178)
Restructuring costs	(9)	—	(15)	(3)
Other operating income (expense), net	1	(1)	2	(2)
OPERATING INCOME	51	70	154	164
Other income (expense), net	(1)	—	3	—
Equity in earnings of ZF Meritor	—	190	—	190
Equity in earnings of other affiliates	10	11	28	28
Interest expense, net	(38)	(22)	(78)	(97)
INCOME BEFORE INCOME TAXES	22	249	107	285
Provision for income taxes	(6)	(12)	(19)	(31)
INCOME FROM CONTINUING OPERATIONS	16	237	88	254
LOSS FROM DISCONTINUED OPERATIONS, net of tax	(2)	(3)	(1)	(4)
NET INCOME	14	234	87	250
Less: Net Income attributable to noncontrolling interests	(1)	—	(2)	(4)
NET INCOME ATTRIBUTABLE TO MERITOR, INC.	$13	$234	$85	$246

NET INCOME ATTRIBUTABLE TO MERITOR, INC.
Net income from continuing operations	$15	$237	$86	$250
Loss from discontinued operations	(2)	(3)	(1)	(4)
Net income	$13	$234	$85	$246

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.15	$2.34	$0.85	$2.52
Discontinued operations	(0.02)	(0.03)	(0.01)	(0.04)
Diluted earnings per share	$0.13	$2.31	$0.84	$2.48

Diluted average common shares outstanding	100.3	101.1	101.0	99.1
(1) Amounts for prior period have been recast for discontinued operations.

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	June 30, 2015	September 30, 2014
ASSETS:
Cash and cash equivalents	$345	$247
Receivables, trade and other, net	530	610
Inventories	365	379
Other current assets	52	56
TOTAL CURRENT ASSETS	1,292	1,292
Net property	393	424
Goodwill	420	431
Other assets	348	355
TOTAL ASSETS	$2,453	$2,502

LIABILITIES AND EQUITY (DEFICIT):
Short-term debt	$18	$7
Accounts and notes payable	611	680
Other current liabilities	303	351
TOTAL CURRENT LIABILITIES	932	1,038
Long-term debt	1,079	965
Retirement benefits	729	775
Other liabilities	304	309
Total deficit attributable to Meritor, Inc.	(618)	(612)
Noncontrolling interests	27	27
TOTAL DEFICIT	(591)	(585)
TOTAL LIABILITIES AND DEFICIT	$2,453	$2,502

MERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
AND RECONCILIATION OF ADJUSTED EBITDA NON-GAAP
(Unaudited, In millions)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2015	2014 (1)	2015	2014 (1)
Sales:
Commercial Truck & Industrial	$705	$761	$2,089	$2,251
Aftermarket & Trailer	233	253	653	680
Intersegment Sales	(29)	(35)	(90)	(98)
Total sales	$909	$979	$2,652	$2,833
Segment EBITDA:
Commercial Truck & Industrial	$58	$55	$171	$165
Aftermarket & Trailer	31	28	86	73
Segment EBITDA	89	83	257	238
Unallocated legacy and corporate costs, net	(2)	(1)	(4)	(4)
Adjusted EBITDA	87	82	253	234
Interest expense, net	(38)	(22)	(78)	(97)
Provision for income taxes	(6)	(12)	(19)	(31)
Depreciation and amortization	(17)	(17)	(49)	(50)
Noncontrolling interests	(1)	—	(2)	(4)
Loss on sale of receivables	(1)	(2)	(4)	(7)
Restructuring costs	(9)	—	(15)	(3)
Antitrust settlement with Eaton, net of tax (3)	—	208	—	208
Income from Continuing Operations attributable to Meritor, Inc.	15	237	86	250
Loss from Discontinued Operations attributable to Meritor, Inc.	(2)	(3)	(1)	(4)
Net income attributable to Meritor, Inc.	$13	$234	$85	$246

Adjusted EBITDA Margin (2)	9.6%	8.4%	9.5%	8.3%
(1) Amounts for prior period have been recast for discontinued operations.
(2) Adjusted EBITDA margin equals Adjusted EBITDA divided by consolidated sales from continuing operations.
(3) Non-GAAP adjustment associated with our share of the antitrust settlement with Eaton less legal expenses incurred in fiscal year 2014.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended June 30,
	2015	2014 (1)
OPERATING ACTIVITIES
Income from continuing operations	$88	$254
Adjustments to income from continuing operations:
Depreciation and amortization	49	50
Restructuring costs	15	3
Loss on debt extinguishment	20	21
Gain from sale of property	(3)	—
Equity in earnings of ZF Meritor	—	(190)
Equity in earnings of other affiliates	(28)	(28)
Pension and retiree medical expense	20	30
Other adjustments to income from continuing operations	8	7
Dividends received from equity method investments	26	28
Pension and retiree medical contributions	(36)	(31)
Restructuring payments	(10)	(6)
Changes in off-balance sheet accounts receivable factoring	94	(27)
Changes in assets and liabilities	(111)	3
Operating cash flows provided by continuing operations	132	114
Operating cash flows used for discontinued operations	(10)	(11)
CASH PROVIDED BY OPERATING ACTIVITIES	122	103
INVESTING ACTIVITIES
Capital expenditures	(45)	(39)
Proceeds on sale of property	4	—
Net investing cash flows provided by discontinued operations	4	3
CASH USED FOR INVESTING ACTIVITIES	(37)	(36)
FINANCING ACTIVITIES
Repayment of notes and term loan	(159)	(308)
Proceeds from debt issuance	225	225
Debt issuance costs	(4)	(9)
Repurchase of common stock	(30)	—
Other financing activities	(7)	10
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	25	(82)
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(12)	—
CHANGE IN CASH AND CASH EQUIVALENTS	98	(15)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	247	318
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$345	$303
(1) Amounts for prior period have been recast for discontinued operations.

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2015	2014 (1)	2015	2014 (1)
Income from continuing operations attributable to Meritor, Inc.	$15	$237	$86	$250
Adjustments (net of tax):
Antitrust settlement with Eaton (2)	—	(208)	—	(208)
Loss on debt extinguishment	19	—	19	21
Restructuring costs	7	—	13	3
Adjusted income from continuing operations attributable to Meritor, Inc.	$41	$29	$118	$66

Diluted earnings per share from continuing operations	$0.15	$2.34	$0.85	$2.52
Impact of adjustments on diluted earnings per share	0.26	(2.05)	0.32	(1.85)
Adjusted diluted earnings per share from continuing operations	$0.41	$0.29	$1.17	$0.67

Diluted average common shares outstanding	100.3	101.1	101.0	99.1
(1) Amounts for prior period have been recast for discontinued operations.
(2) Non-GAAP adjustment associated with our share of the antitrust settlement with Eaton less legal expenses incurred in fiscal year 2014.

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2015	2014 (1)	2015	2014 (1)
Cash flows provided by operating activities	$93	$85	$122	$103
Capital expenditures	(22)	(14)	(45)	(39)
Free cash flow	$71	$71	$77	$64

(1) Amounts for prior period have been recast for discontinued operations.

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